UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

QC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2014

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of QC Holdings, Inc. The meeting will be held at 10:00 a.m., local time, Wednesday, June 4, 2014, at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. At the annual meeting you will be asked to elect five members to our board of directors and ratify the selection of independent auditors for the company for 2014. We will also be discussing our results for the past year and answering your questions.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided. Many of you can also vote by telephone or via the Internet as described on the proxy card.

Thank you for your support of QC Holdings and your involvement in this important process.

Sincerely,

Don Early

Chairman of the Board

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2014

TO THE STOCKHOLDERS OF QC HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of QC Holdings, Inc. will be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 4, 2014, for the following purposes:

1.	To elect five directors, each for a term of one year and until their successors are elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2014; and

3.	To transact any other business properly introduced at the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 16, 2014, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 16, 2014, the record date for the annual meeting, there were 17,604,142 shares of common stock outstanding. Each outstanding share is entitled to one vote.

Our board of directors encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, or vote by telephone or via the Internet (as described on the proxy card), whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Mary Lou Early

Secretary

Overland Park, Kansas

April 30, 2014

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2014

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the stockholders of QC Holdings, Inc., a Kansas corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of stockholders, and any adjournments or postponements thereof, to be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 4, 2014. The mailing of this proxy statement, the proxy card, the notice of annual meeting and our annual report on Form 10-K, which constitutes our 2013 annual report to stockholders, is expected to begin on April 30, 2014. All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing, dating and returning the proxy card promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Don Early, Mary Lou Early, Richard B. Chalker, Gerald F. Lamberti, and Jack L. Sutherland as directors to serve for one year terms until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2014; and

3.	in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 4, 2014

The notice of annual meeting, proxy statement, form of proxy card and 2013 Annual Report to Stockholders are available at www.edocumentview.com/QCCO. In accordance with Securities Exchange Commission rules, the materials on the site are readable and printable. The site does not use “cookies” or other tracking features that identify visitors to the site.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the record holders of shares of common stock as of the close of business on April 16, 2014, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 16, 2014, there were outstanding and entitled to vote a total of 17,604,142 shares of common stock, constituting all of our outstanding voting securities.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. Each share of common stock is entitled to one vote for each director to be elected and for each other matter properly brought to a vote of the stockholders at the annual meeting. A plurality of the votes cast at the annual meeting is required to elect the directors. Broker non-votes are not counted for purposes of any proposal (including election of directors) for which a vote is not cast. Abstentions have the effect of a negative vote on the proposal to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect five directors to hold office for one year terms until our 2015 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position
Don Early	71	Chairman of the Board of Directors
Mary Lou Early	69	Vice Chairman, Secretary and Director
Richard B. Chalker	73	Director
Gerald F. Lamberti	85	Director
Jack L. Sutherland	70	Director

Don Early served as chairman of the board of directors and chief executive officer of the company from May 2004 until August 2012. He continues to serve as chairman of the board of directors. Mr. Early founded the company in 1984 and has served as a director since that time. He served as president and chief executive officer from 1984 until May 2004. Mr. Early is married to Mrs. Early. Mr. Early holds a degree in business administration from the University of Missouri.

Mary Lou Early has served as vice chairman of the board of directors and secretary of the company since May 2004. She has been employed by the company in a variety of executive positions since 1988, including vice president and chief operating officer until May 2004. Mrs. Early became a director of the company in 1997. Mrs. Early is married to Mr. Early and is the mother of Darrin J. Andersen, our president and chief executive officer.

Richard B. Chalker joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Chalker currently serves as a director of PBI/Gordon Corporation, an employee-owned manufacturer of pesticides and professional turf and agricultural products. Mr. Chalker retired in 2004 as Division Vice President, Tax and Customs, of Hallmark Cards after eight years of service. Mr. Chalker also spent 32 years at Ernst & Young LLP, including 19 years as a partner specializing in taxation. He holds a degree in industrial administration from Yale University and a law degree from DePaul University.

Gerald F. Lamberti joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lamberti retired from the Federal Deposit Insurance Corporation (FDIC) in 1998, where he was an attorney for over 25 years, including the last 13 years as Regional Counsel, Kansas City Region, FDIC. Prior to joining the FDIC, Mr. Lamberti was Deputy General Counsel of the United States Catholic Conference in Washington, D.C. He holds a degree in accounting from St. John’s University School of Commerce and a law degree from St. John’s University Law School. Mr. Lamberti served three years in the U.S. Air Force in the Korean War, in which he received the Distinguished Flying Cross.

Jack L. Sutherland joined our board of directors effective January 1, 2010. Mr. Sutherland served in various executive capacities with Equity Bank, N.A. from February 2009 until his retirement on December 31, 2012, including serving as Kansas City Regional President. He provided consulting services to small businesses in connection with bank restructurings, project financings and related matters in 2008. From 2000 to 2008,

Mr. Sutherland served Enterprise Bank & Trust (NASDAQ: EFSC) in a number of executive capacities, most recently as Chairman of the Board for the Kansas City Region. Mr. Sutherland has over 40 years of banking experience. He holds a bachelor’s degree in banking and finance and a MBA in finance from the University of Missouri. Mr. Sutherland was honorably discharged from the U.S. Army after attaining the rank of Captain.

The current members of our board bring a wide range of experience and qualifications, attributes and skills that support the nomination of each of these individuals for re-election to the board at the 2014 annual meeting of stockholders and uniquely position the board to assess the strategic opportunities and challenges that face the company. Mr. Early founded the company, and his extensive knowledge of the payday lending and related industries, leadership skills and entrepreneurial experience are particularly valuable to the board as it continuously assesses the direction and future of the company. Mrs. Early has served the company for more than 25 years and, during that time, virtually all aspects of operations (other than financial reporting and accounting) have reported to her. She has also participated in the evaluation of every major acquisition and diversification opportunity considered by the company in the past 20 years, and brings a specific commitment and continuity to the company’s culture. Mr. Chalker’s experience as public company director, and his executive leadership, financial and tax expertise provide insight and talents invaluable to the board. Mr. Lamberti’s career as a regulator of banks and a lawyer brings a unique perspective to the board regarding regulatory developments and oversight, and the role of the industry in serving clients who have historically not been served by the banking industry. Each of these directors, other than Mr. Sutherland, has served the company since our initial public offering in July 2004 and has gained invaluable experience in serving on the company as a publicly-traded company since that time. Mr. Sutherland was added to the board in 2010 in view of his career as a commercial bank executive, bringing extensive knowledge and experience of the banking and financial services industry, as well as executive leadership, regulatory and financial expertise to the board.

The Board of Directors recommends a vote FOR

the election of the nominees for director named above.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about our executive officers follows:

Name	Age	Position
Don Early*	71	Chairman of the Board and Director
Mary Lou Early*	69	Vice Chairman, Secretary and Director
Darrin J. Andersen	45	President and Chief Executive Officer
Douglas E. Nickerson	48	Chief Financial Officer
D. Scott Smith	53	Vice President of Operations
Michael O. Walrod	46	Vice President of Operations
Matthew J. Wiltanger	43	Vice President—General Counsel
Wayne S. Wood	51	Vice President of Operations

*	Information is provided under the heading “Election of Directors” above for Don Early and Mary Lou Early. Information relating to our other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Darrin J. Andersen served as our president and chief operating officer from May 2004 until August 2012. Effective August 1, 2012, Mr. Andersen was named president and chief executive officer of the company. Mr. Andersen joined the company in February 1998 and served as chief financial officer from December 1999 until April 2004. Prior to joining the company, Mr. Andersen worked in the accounting department of Newell Rubbermaid, a manufacturing company listed on the New York Stock Exchange, and in the audit group of Deloitte & Touche. Mr. Andersen is a past president of the Community Financial Services Association of America. Mr. Andersen is the son of Mary Lou Early. Mr. Andersen holds a degree in accounting from the University of Kansas, and is a certified public accountant.

Douglas E. Nickerson joined the company as chief financial officer in April 2004. Prior to joining the company, Mr. Nickerson served for eight years in various management positions with Stilwell Financial Inc., now known as Janus Capital Group, Inc., a New York Stock Exchange provider of diversified financial services. From 2001 to 2003, Mr. Nickerson served as vice president—controller and treasurer of Stilwell, and from 1999 to 2001 served as vice president—controller. Mr. Nickerson holds a degree in accounting from Kansas State University and a law degree from the University of Missouri—Kansas City. He is a certified public accountant.

D. Scott Smith has been with the company since 1994. Since January 1, 2013, Mr. Smith has served as vice president of operations. From June 2008 until December 31, 2012, Mr. Smith served as vice president of operations—western U.S. Prior to that, he served as regional director, with operational responsibility for branches in Missouri, Kansas, Oklahoma and Nebraska. Between 1994 and 2001, Mr. Smith served in all levels of operations at the company, including regional manager, area manager and branch manager. Prior to joining the company, Mr. Smith had 18 years of experience in retail/wholesale fashion management, sales and merchandising. Mr. Smith attended Penn Valley Community College and Western State College.

Michael O. Walrod has been with the company since 1991. From January 1, 2006, until the appointment to his current position in June 2008, he served as vice president of operations, western U.S. Mr. Walrod served as vice president of operations from December 2004 to December 2005. Between 1992 and December 2004, Mr. Walrod served in various roles, including positions as regional director, regional manager, director of development and several other field-related roles. Mr. Walrod holds a degree in business administration from the University of Kansas.

Matthew J. Wiltanger joined the company in January 2008 as vice president—general counsel. Prior to joining the company, Mr. Wiltanger was a partner with the law firm Shook, Hardy & Bacon, LLP in Kansas

City, with a focus on business litigation, tort matters, antitrust and trade regulation. Mr. Wiltanger joined the firm in 1997 and began serving as outside litigation counsel to the company for certain matters in 2004. Mr. Wiltanger earned a journalism degree from the University of Missouri and a law degree from the University of Kansas.

Wayne S. Wood has served as vice president of operations since January 1, 2013. From January 1, 2006 until December 31, 2012, Mr. Wood served as vice president of operations, eastern U.S. Mr. Wood served as regional director, eastern U.S. from August 2003 to December 2005. Mr. Wood joined the company in June 2002 as regional manager for the state of Virginia, serving in that role until July 2003. Prior to joining the company, Mr. Wood spent four years as a division manager with Advance America Cash Advance Centers, a New York Stock Exchange-listed payday loan company, and in various retail management positions, including 15 years as director of operations with a large national video retailer. Mr. Wood holds a degree in administration of justice from Tidewater Community College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers and for other 5% or greater stockholders is shown as of April 16, 2014. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
Named Executive Officers and Directors(2)
Don Early(3)	8,167,583	41.7%
Mary Lou Early(4)	1,263,245	6.4
Richard B. Chalker(5)	86,855	*
Gerald F. Lamberti(5)	55,683	*
Jack L. Sutherland	56,400	*
Darrin J. Andersen(6)	1,329,269	6.8
Douglas E. Nickerson(7)	395,046
All directors and executive officers as a group (11 persons)(8)	11,840,616

5% Stockholders(9)

Gregory L. Smith (2),(10)	3,181,487	16.2%

*	Less than one percent
(1)	Computed for each officer and director, and for Gregory L. Smith, as of April 16, 2014, on the basis of shares of common stock outstanding plus the options currently exercisable or exercisable within 60 days after April 16, 2014. Each listed stockholder has sole voting and investment power except as otherwise indicated.
(2)	The address of all of the named individuals is c/o QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210.
(3)	Includes 188,547 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which Mr. Early’s revocable trust is a limited partner and a limited liability company, of which Mr. Early is a member and the manager, is the general partner. The shares owned by the limited partnership are also included for Mrs. Early, although Mr. Early and Mrs. Early each disclaim beneficial ownership thereof.
(4)	Includes 314,245 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which a limited liability company, of which Mrs. Early is a member, is the general partner. The shares owned by the limited partnership are also included for Mr. Early, although Mrs. Early and Mr. Early each disclaim beneficial ownership thereof.
(5)	Includes 34,567 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(6)	Includes 670,966 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(7)	Includes 290,695 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(8)	Includes an aggregate of 1,986,905 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.

(9)	Excludes 5% stockholders listed above as executive officers or directors.
(10)	Includes 21,997 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 99,500 shares held in irrevocable trusts for the benefit of Mr. Smith’s grandchildren, for which Mr. Smith serves as a co-trustee. Excludes shares held in irrevocable trusts for the benefit of Mr. Smith’s children, over which Mr. Smith has no voting or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of our directors and officers, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2013.

EXECUTIVE COMPENSATION

The following provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

The compensation programs described below generally apply to all our executive officers, other than Mr. Don Early, our chairman of the board, and Mrs. Mary Lou Early, our vice chairman of the board. Until August 1, 2012, Mr. Early also served as our chief executive officer. Effective August 1, 2012, our president and chief operating officer, Darrin Andersen, was named president and chief executive officer. Mr. Early retained the position of chairman of the board. Mr. Early, Mr. Andersen and Douglas E. Nickerson, our chief financial officer, are referred to as the “named executive officers.” The specific employment and compensation arrangements for Mr. Early and Mrs. Early, which vary significantly from all other executive officers, are also described below.

We established executive compensation practices and philosophies in 2007 and 2008, which largely remained in place through 2011. Effective 2012, we established new annual and long-term incentive programs, which are different in design but still consistent with certain philosophies adopted by our compensation committee in 2007-08.

In 2007, our compensation committee retained Hay Group, Inc., a global compensation consulting firm, to provide certain consulting services to the compensation committee relating to executive compensation. Hay Group was retained to provide assistance to the compensation committee regarding (i) base compensation and overall targeted compensation for the executive officers, (ii) the mix of cash and equity-based compensation for executive officers, (iii) the design of an annual cash incentive compensation program, (iv) the design of a long-term equity-based incentive compensation program, and (v) cash and equity-based compensation of non-employee directors. As a result of this engagement, we adopted new annual and long-term incentive compensation programs, which remained in place for 2007 through 2011.

In 2011, our compensation committee again retained Hay Group, Inc. to assist our compensation committee in reviewing annual incentive compensation, long-term incentive compensation and compensation of independent directors. That engagement resulted in the adoption of a new Annual Incentive Plan and a new Long-Term Incentive Plan effective for 2012 and successive years, as described further below.

Compensation of Named Executive Officers

Base Salaries. Mr. Early and Mrs. Early have received the same base salary and annual bonuses for each of the last three years, which arrangements have been formalized in the employment agreements with each described below. The employment agreements were entered into in conjunction with the change in the chief executive officer position to Mr. Andersen effective August 1, 2012. Mr. Andersen’s and Mr. Nickerson’s base salaries have remained unchanged the past three years.

Annual Incentive Compensation. On December 6, 2011, the compensation committee adopted a new structure for annual incentive compensation for certain covered officers for calendar year 2012 and successive years to replace the annual incentive plan structure that was in place for calendar years 2007—2011. Under the new Annual Incentive Plan, an annual incentive pool (the “Annual Incentive Pool”) for the covered officers is established each year in an amount equal to (i) the Distribution Percentage specified by the compensation committee at the time of each Annual Incentive Plan award times the actual EBITDA (as defined below) of the company for the year, which amount constitutes 90% of the Annual Incentive Pool, plus (ii) an amount at the sole discretion of the compensation committee, which may be up to 10% of the Annual Incentive Pool. The covered officers who share in each Annual Incentive Pool and the percentages (the “Sharing Percentages”) in which those covered officers share in the Annual Incentive Pool is set by the compensation committee in conjunction with the Annual Incentive Plan awards for each year (normally, each February).

Each year, the 90% component of the Annual Incentive Pool is distributed to the covered officers in the Sharing Percentages established by our compensation committee for the annual awards. The 10% component of the Annual Incentive Pool may be distributed by the compensation committee to any or all of the covered officers in the sole discretion of the compensation committee, based on the performance of the company and the covered officers for the year, such determination to be made by our compensation committee after the close of the fiscal year at the Committee’s annual review of company financial performance and executive compensation for that year.

Long-Term Incentive Plan. In accordance with the terms of our 2004 Equity Incentive Plan, as amended (the “2004 Plan”), all stock option grants are made with an option exercise price equal to fair market value, which is the closing price of our common stock on the Nasdaq Global Market on the date of the grant. Awards of stock options to executive officers have been made by the compensation committee at regular or special meetings of that committee, in conjunction with year-end review of financial results and executive performance, normally in February of the following year. Our compensation committee does not delegate the authority to grant options to any other committee or person, but for all employees, other than executive officers (and their family members), has followed the recommendation of the president regarding option grants to those non-executive employees. Prior to 2011, our compensation committee made stock option and restricted stock awards to executive officers under the then applicable long-term incentive plan. No stock options or restricted stock awards were granted to any executive officers in 2012 or 2013.

In April 2012, we adopted a new Long-Term Incentive Plan effective as of January 1, 2012. The annual long-term incentive awards (“LTI Awards”) are made at targeted dollar levels (which are unchanged from the targeted dollar levels of long-term incentive compensation established by our compensation committee in 2008), consisting of Performance Units comprising 75% of the target value and Restricted Stock Units comprising 25% of the target value. Restricted Stock Units comprising a portion of each LTI Award are made pursuant to the 2004 Plan described above and are subject to the terms of the 2004 Plan. The ultimate value of the Performance Units and Restricted Stock Units will be paid in cash to the covered officers.

Performance Units are based upon a performance measure established by our compensation committee. The performance measure for 2013 is the annual average return on assets for a three-year Performance Period (e.g., 2013—2015) at a targeted percentage return. Each Performance Unit has a target payout of $100, and covered officers will be eligible to earn 50% of the target aggregate value of Performance Units awarded to that officer by the company achieving a threshold of approximately 76.5% in 2014 (80% in 2013) of the targeted performance measure for the three-year Performance Period, and up to a maximum of 200% of the target aggregate value of Performance Units by the company achieving approximately 123.5% in 2014 (120% in 2013) of the targeted performance measure for the three-year Performance Period. Performance Units will be paid in cash at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and subject to change in control events under the 2004 Plan described below.

Restricted Stock Units are awarded to each covered officer equal to 25% of the targeted total dollar amount of the LTI Award for that officer based on the average weighted trailing three-month price of our common stock prior to the beginning of the Performance Period (e.g., for the fourth quarter of 2012 with respect to the 2013 LTI Awards). Payout of Restricted Stock Units will be made in cash at the end of the Performance Period based on the number of Restricted Stock Units awarded to the covered officer times the average weighted trailing three-month price of our common stock as of December 31 of the third year of the Performance Period (e.g., for the fourth quarter of 2015 with respect to the 2013 LTI Awards). Restricted Stock Units vest at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and are also subject to vesting upon a change in control event under the 2004 Plan described immediately below.

Retirement and Other Benefits

All full-time employees are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants.

In 2007, we adopted The QC Holdings, Inc. Executive Nonqualified Excess Plan (the “409A Excess Plan”), which permits any executive officer and certain other employees to make voluntary contributions to the 409A Excess Plan. The objective of the 409A Excess Plan is to provide executive officers and other eligible employees an opportunity to defer some or all of their cash compensation on a pre-tax basis, particularly in light of the limitations under our 401(k) plan due to the “top-heavy” rules under the Internal Revenue Code. The 409A Excess Plan permits a deferral of up to 100% of the cash compensation of the covered employee. We make matching contributions to the 409A Excess Plan equal to 50% of the employee’s contribution to the 409A Excess Plan, up to a maximum company contribution of 3% of cash compensation. While employee contributions to the 401(k) plan are capped by the Internal Revenue Code ($16,500 for 2011, $17,000 for 2012 and $17,500 for 2013), with slightly higher contributions permitted for employees over 50 years), there are no limits on employee contributions under the company’s 409A Excess Plan.

Each participant directs the allocation of their 409A Excess Plan balance among investment options that mirror the investment options available to participants in our 401(k) plan. Participants may change their elections at any time. While deferred, each participant’s account accrues “earnings” based on performance of the investments selected by the participant under the nonqualified plan. The nonqualified plan does not include any company-guaranteed or provide “above-market” or “preferential” earnings. The liability of the company to the participants in the 409A Excess Plan is separate and distinct from the assets that are maintained to satisfy the liability. Unlike the 401(k) Plan assets, which are independent of the company, the assets in the 409A Excess Plan are subject to the claims of creditors of the company.

Perquisites and Other Personal Benefits

We provide our executive officers with only one perquisite, which is the use of a company automobile or a car allowance, and a tax-gross-up related to the compensation expense for the car allowance or company car. The direct cash cost of this personal benefit for each named executive officer for 2011, 2012 and 2013, is included as “All Other Compensation” in the Summary Compensation Table.

Employment Agreements, Severance and Change in Control Arrangements

Employment Agreements

We do not have any employment agreements or employment arrangements with any of our executive officers or other key employees, other than employment agreements with Mr. Early and Mrs. Early described below. All other executive officers are employees “at will.”

Effective August 1, 2012, Mr. Andersen became our chief executive officer, a position that had been held by Mr. Early since the company was founded. Mr. Early continues as the chairman of the board of directors. In conjunction with the change in the chief executive officer position, the company entered into written employment agreements effective August 1, 2012, with Mr. Early and Mrs. Early. The employment agreements provide, among other things, for (i) initial employment terms of five years, subject to five-year renewal terms commencing August 1, 2015, (ii) guaranteed base salaries and minimum annual bonuses that are equal to the base salaries and annual bonuses that have been paid to Mr. Early and Mrs. Early for the past three years as described in the “Summary Compensation Table” below, (iii) acknowledgement that there is no expectation that the executives will participate in the current annual incentive plan or long-term incentive plan established by the compensation committee for other executive officers or receive restricted stock awards, stock options or other equity-based compensation, subject to the authority of the compensation committee to make any such awards to the named executives at any time in its sole discretion, and (iv) participation by the executives in other benefit plans generally available to other executive officers, including health insurance, retirement plan and non-qualified supplemental retirement plan, group term life insurance and similar arrangements approved by the compensation committee from time to time, and use of a company-owned car or car allowance, with tax-gross-up for the car. The compensation committee of the Board of Directors retains the authority to increase the base salary and the guaranteed minimum bonus, but not to reduce it.

Each employment agreement terminates upon the earlier to occur of (A) December 31 of the year in which a Change of Control (defined in the employment agreements) occurs, or (B) that date which is six months following the occurrence of a Change of Control. The practical effect of this provision is that upon a Change of Control, Mr. and Mrs. Early will each receive guaranteed employment (or a change of control payment in lieu thereof) for a maximum of six months from the date of the Change of Control equal to his or her base salary plus a pro rata portion of his or her Guaranteed Minimum Bonus (the same bonus paid to each of Mr. Early and Mrs. Early for 2012 as set forth in the Summary Compensation table below). If the maximum payout occurred, Mr. Early and Mrs. Early would receive $410,000 and $281,000, respectively, payable over the maximum period of six months.

If the employment agreement is terminated by the executive for “Good Reason,” or by reason of executive’s disability or by the company for any reason other than “Cause,” then the company is required to pay, in addition to unpaid base salary and pro rata guaranteed bonus for the year in which the termination occurs, for the period beginning on the effective date of the termination and ending on the later to occur of (i) August 1, 2015, or (ii) the third anniversary of the effective date of such termination (the “Separation Pay Period”), the executive’s then current base salary and guaranteed minimum bonus.

If the executive’s employment is terminated for any reason other than for “Cause” or the executive’s death, then, during the Separation Pay Period, the executive is entitled to continue to participate, at the company’s expense, in any accident and health plan, maintained by the company, through insurance or otherwise, to the maximum extent allowed at such time under the law and the provisions of such health plan.

The employment agreements include customary confidentiality provisions but do not include any non-competition provisions.

Severance / Change in Control Arrangements.

We do not have any severance or change in control agreements with any of our executive officers (other than limited change in control provisions in the employment agreements with Mr. Early and Mrs. Early described above). Stock options, restricted stock and restricted stock units are, however, subject to vesting upon designated change in control events under the 2004 Plan.

The 2004 Plan specifies certain change in control events, including (i) a person acquiring a majority of our voting securities, (ii) our merger or consolidation with another company, (iii) the sale of all or substantially all of our assets, or (iv) any other kind of a corporate reorganization or takeover where we are not the surviving company or where we are the surviving company and the members of the board immediately prior to the reorganization do not constitute a majority of the board of directors of the surviving company.

Awards granted under the 2004 Plan may, in the discretion of the compensation committee, provide that (a) the award is immediately vested, fully earned, exercisable, and, in the case of options, converted into stock appreciation rights (SARs), as appropriate, upon a change in control event, and (b) we will make full payment to each such participant with respect to any performance share award, cash bonus or other incentive award, and permit the exercise of options or SARs, respectively, granted under the 2004 Plan to the participant upon the change in control event.

To date, all stock options granted by the compensation committee under the 2004 Plan have included a provision that in connection with a change in control event, the option may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the optionee, or the successor corporation may substitute equivalent options. If the successor corporation (if any) does not assume or substitute options, the option will become exercisable in full immediately prior to the consummation of the change in control event, (provided, however, that no acceleration will occur if the optionee is part of the group that is attempting to initiate the change in control event), and if the option is not exercised at or prior to the consummation of the change in control event, the option will terminate immediately upon the consummation of that event.

To date, all time vesting restricted stock awards granted by the compensation committee under the 2004 Plan have provided that if there is a change in control, all restrictions on the unvested shares will lapse and thereafter the remaining unvested shares will vest, free of all restrictions. Similarly, the Restricted Stock Units comprising a part of LTI Awards under the new Long-Term Incentive Plan are also subject to immediate vesting and payout upon a change in control.

Under the current Long-Term Incentive Plan, Performance Units vest upon a change in control event, as defined in the 2004 Plan. Upon vesting due to a change in control event, the Performance Units will be paid in cash based on the time elapsed during the three-year Performance Period and the relative performance of the company (through the last quarter-end preceding the change in control event) relative to the targeted performance measure for that LTI Award, all as computed by our compensation committee.

Compensation for the Years Ended December 31, 2013, 2012 and 2011

The following table sets forth all compensation paid in 2013, 2012 and 2011 to our principal executive officer and our two most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Don Early	2013	500,000	320,000				47,419	867,419
Chairman	2012	500,000	320,000				47,281	867,281
	2011	500,000	320,000				47,429	867,429

Darrin J. Andersen	2013	450,000	5,000	75,000		0	64,807	594,807
President and CEO	2012	450,000	5,000	150,000		264,000	89,574	958,574
	2011	450,000	5,000	721,476		223,000	95,183	1,494,659

Douglas E. Nickerson	2013	300,000	3,000	25,000		0	43,363	371,363
Chief Financial Officer	2012	300,000	3,000	50,000		124,000	52,724	529,724
	2011	300,000	3,000	240,492		114,000	61,550	719,042

(1)	Reference is made to Note 17 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which identifies the valuation assumptions made in the valuation of stock-based awards in accordance with FASB ASC Topic 718 (“ASC Topic 718”). Our stock-based compensation expense recognized under ASC Topic 718 does not reflect any expected forfeitures for executive officers. The values recognized in the “Stock Awards” column do not reflect any expected forfeitures. For 2012 and 2013, stock awards consist of the grant date fair market value of the Restricted Stock Units granted to the named executive officer under our Long-Term Incentive Plan.
(2)	Non-equity incentive plan compensation consists of amounts earned for the years shown under our Annual Incentive Plan. The compensation committee certifies the amount of each award normally in February of each year in connection with the committee’s review of year-end financial results for the preceding calendar year.
(3)	Perquisites for each named executive officer include a car expense and a gross-up payment for related taxes. The reimbursement to the named executive officers in 2013 for taxes related to car allowances was $6,123 for Mr. Early, $5,848 for Mr. Andersen and $5,588 for Mr. Nickerson, respectively. All perquisites are valued at aggregate incremental cost, which is our direct cash cost. Also includes our contributions to the 401(k) and 409(A) plans for the named executive officers in the aggregate amount of $28,195 for Mr. Early, $28,597 for Mr. Andersen and $19,867 for Mr. Nickerson. For Messrs. Andersen and Nickerson, also includes $17,850 and $5,951, respectively for cash dividends paid in 2013 on unvested restricted stock awards.

As discussed above under “Executive Compensation—Compensation of Named Executive Officers,” the compensation committee adopted new structures for annual and long-term incentive compensation for certain covered officers for calendar year 2012 and thereafter to replace the annual and long-term incentive plan structures that were in place for calendar years 2007—2011. The covered officers under each plan are all executive officers of the company (other than our chairman, Mr. Early, and our vice chairman, Mrs. Early) and two non-executive officers.

Under the Annual Incentive Plan in effect for 2012, 2013 and 2014, the Annual Incentive Pool for the covered officers was established by our compensation committee in an amount equal to the Distribution Percentage specified by our compensation committee at the time of each Annual Incentive Plan award times the adjusted EBITDA of the company for the year (with discretion to the committee to increase such amount by 10% for any one or all covered officers). While the compensation committee considered the dollar amount of historical annual incentive compensation targets for the covered officers under the 2007-2011 annual incentive plan structure, the Distribution Percentages for the 2012—2014 Annual Incentive Plan awards are not designed to provide a specified level of annual incentive cash compensation to the covered officers. Rather, the Distribution Percentages and Sharing Percentages for 2012—2014 (which Distribution Percentages have changed each year, while the Sharing Percentages for the covered officers have been unchanged for those years) were set based on a number of considerations, including the following: (1) the historical targeted levels of cash incentive compensation for the covered officers, (2) the percentage of EBITDA in a year that the compensation committee believes should be available to executives, in the aggregate for annual incentive compensation, (3) the belief that the percentage of EBITDA should increase slightly as the company hits higher levels of EBITDA each year, and (4) the belief that the Distribution Percentage should be zero if EBITDA falls below a certain level.

For 2012, the Distribution Percentage ranged from 3.025% to 3.850% for adjusted EBITDA between $20.0 million and $49.9 million, with a percentage of zero for EBITDA below $20.0 million and the percentage to be determined by the compensation committee for EBITDA of $50.0 million or more. The adjusted EBITDA (computed in accordance with the compensation committee guidelines) for 2012 was $25.695 million and the Distribution Percentage for 2012 was 3.025%. The Compensation Committee determined to pay out the 10% discretionary portion of the Annual Incentive Pool to the covered officers in the same ratio as the 90% Sharing Percentages. The 2012 Annual Incentive Plan payouts to Mr. Andersen and Mr. Nickerson were $264,000 and $124,000, respectively, as reflected in the Summary Compensation Table above.

For 2013, the Distribution Percentage ranged from 1.50% to 4.50% for EBITDA between $22.5 million and $40.3 million, with a percentage of zero for EBITDA below $22.5 million and the percentage to be determined by the compensation committee for EBITDA of $43.0 million or more. The EBITDA (computed in accordance with the compensation committee guidelines) for 2013 was below $22.5 million. Accordingly, there was no payout under the 2013 Annual Incentive Plan for Mr. Andersen or Mr. Nickerson, as reflected in the Summary Compensation Table above, or for any of the other covered officers.

Under the Long-Term Incentive Plan adopted as of January 1, 2012, annual long-term incentive awards (“LTI Awards”) are made to the covered officers at targeted dollar levels, consisting of Performance Units comprising 75% of the target value and Restricted Stock Units comprising 25% of the target value. For purposes of the Grants of Plan-Based Awards table above, Performance Units are non-equity incentive plan awards, and Restricted Stock Units are shown as equity incentive plan awards. The ultimate value of the Performance Units and Restricted Stock Units will be paid in cash to the covered officers at the end of each three-year incentive period (e.g. December 31, 2014 for the 2012 LTI Awards).

Performance Units are based upon a performance measure established by our compensation committee. The performance measure for 2012 and 2013 is the annual average return on assets for a three-year Performance Period at a targeted percentage return. Each Performance Unit has a target payout of $100, and covered officers will be eligible to earn 50% of the target aggregate value of Performance Units awarded to that officer by the company achieving a threshold of 80% of the targeted performance measure for the three-year Performance Period, and up to a maximum of 200% of the target aggregate value of Performance Units by the company achieving 120% of the targeted performance measure for the three-year Performance Period. Performance Units will be paid in cash at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and subject to change in control events under the 2004 Plan described above.

Restricted Stock Units are awarded to each covered officer equal to 25% of the targeted total dollar amount of the LTI Award for that officer based on the average weighted trailing three-month price of our common stock prior to the beginning of the Performance Period (e.g., for the fourth quarter of 2012 with respect to the 2013 LTI Awards). Payout of Restricted Stock Units will be made in cash at the end of the Performance Period based on the number of Restricted Stock Units awarded to the covered officer times the average weighted trailing three-

month price of our common stock as of December 31 of the third year of the Performance Period (e.g., for the fourth quarter of 2015 with respect to the 2013 LTI Awards). Restricted Stock Units vest at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and are also subject to vesting upon a change in control event under the 2004 Plan described immediately below.

The targeted levels of LTI Awards for Mr. Andersen for 2012 and 2013 were $600,000 and $300,000, respectively, with LTI Awards for 2013 consisting of 2,225 Performance Units (with a target payout of $100 per Unit) and 22,866 Restricted Stock Units, vesting over three years. As discussed above, the value of the Restricted Stock Units are included in the Summary Compensation Table in the year of grant. No Performance Units are included in the Summary Compensation Table until the year they are earned under the Long-Term Incentive Plan.

For our chairman of the board, an explanation of how his salary and bonus are structured in proportion to total compensation is set forth above under “Executive Compensation—Employment Agreements.” The base salaries of Mr. Andersen and Mr. Nickerson were established in 2007, with base salary at approximately 34% and 46%, respectively, of overall targeted compensation as of that date (which was the target compensation for 2011). As noted above, the base salaries of Mr. Andersen and Mr. Nickerson have been unchanged since 2008.

Holdings of Equity-Related Interests

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held by the named executive officers on December 31, 2013. All information set forth below relates to the grant of stock options and the award of restricted stock under the 2004 Plan.

On December 27, 2007, we paid a special cash dividend of $2.50 per share on our common stock. In December 2007, the compensation committee approved the adjustment of the option exercise price and the number of shares of common stock subject to each outstanding option in accordance with the terms of the QC Holdings, Inc. 1999 Stock Option Plan and our 2004 Equity Incentive Plan to give equitable effect to the payment of the special cash dividend. The numbers in following table reflect this adjustment with respect to outstanding stock options on that date.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2013

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Don Early	188,547			9.48	1/5/2016

Darrin J. Andersen	62,849			11.14	7/15/2014
	125,698			13.76	12/14/2014	30,800	(2)	55,132
	157,123			9.48	1/5/2016	88,200	(3)	157,878
	90,000			10.19	2/4/2018
	235,296			4.39	2/8/2019

Douglas E. Nickerson	87,989			11.14	7/15/2014
	47,137			13.76	12/14/2014	10,275	(2)	18,392
	47,137			9.48	1/5/2016	29,400	(3)	52,626
	30,000			10.19	2/4/2018
	78,432			4.39	2/8/2019

(1)	All options are fully vested.
(2)	Restricted stock awards vest 25% per year over four years beginning on February 2, 2011, the first anniversary of the date of grant.
(3)	Restricted stock awards vest 25% per year over four years beginning on February 1, 2012, the first anniversary of the date of grant.

The following table provides information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2013, for each of the named executive officers.

Option Exercises and Stock Vested

During the Year Ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Don Early
Darrin J. Andersen			94,508	321,719
Douglas E. Nickerson			31,511	107,268

Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors in the fiscal year ended December 31, 2013.

Director Compensation

For the Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Richard B. Chalker(3)	55,000	44,671				99,671
Gerald F. Lamberti(4)	44,250	26,803			17,868	88,921
Jack L. Sutherland	49,000	44,671				93,671

(1)	Represents the grant date fair value of the restricted stock awarded to non-employee directors in 2013. Restricted stock granted to non-employee directors vests immediately but may not be sold for six months after the date of grant. Reference is made to Note 17 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which identifies the valuation assumptions made in the valuation of stock-based awards in accordance with FASB ASC Topic 718 (“ASC Topic 718”). Our stock-based compensation expense for directors recognized under ASC Topic 718 does not reflect any expected forfeitures.
(2)	On February 2, 2010, the compensation committee approved a policy that permits any non-employee director to elect to receive approximately 40% of the value of an annual restricted stock award in cash in order to provide for his or her respective income tax liabilities in connection with that award. The amount received in cash for that 40% portion of a restricted stock award is shown as “All Other Compensation” for the directors electing that option.
(3)	As of December 31, 2013, Mr. Chalker had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(4)	As of December 31, 2013, Mr. Lamberti had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.

Beginning in 2007, we established a policy to award approximately $40,000 of equity value to each non-employee director on an annual basis in consideration of his or her continued service on the board. On February 5, 2013, we awarded each non-employee director 13,100 shares of restricted stock at $3.41 per share. In view of the operational and financial challenges faced by the company in 2013 and in consideration of the payment of no annual incentive plan bonuses to the covered officers for 2013, the compensation committee determined that the 2014 equity award to non-employee directors would be approximately $20,000 of value rather than $40,000 of value, as has been customary. Accordingly, on April 23, 2014, we awarded each non-employee director 9,500 shares of restricted stock at $2.34 per share. We determine the value of restricted stock awards by dividing the targeted dollar compensation for each director by 90% of the 30-day average closing price of our common stock prior to the date of the award (90% is used to account for the six-month restriction on resale).

The compensation committee’s original policy was to award approximately $30,000 of value in nonqualified stock options to each new independent director upon his or her election to the board. Since that policy was first adopted, however, the compensation committee has made all equity-based awards to independent directors in the form of restricted stock awards under our 2004 Equity Incentive Plan, as amended. In view of this practice, the compensation committee has determined that initial equity-based awards to new independent directors will be that number of shares of restricted stock equal to approximately $30,000 divided by the 30-day average closing price of our common stock on the later of (i) the date of grant of the award, or (ii) the effective date of the new director’s election to the Board.

In conjunction with the review of executive annual and long-term incentive plans in 2011, the compensation committee also retained Hay Group, Inc. to review compensation of non-employee directors. Based on that review, effective for calendar year 2012, the annual cash retainers for non-employee directors, the audit committee chairman and the compensation committee chairman were increased.

All restricted stock awarded to non-employee directors vests immediately but may not be sold for six months after the date of grant. Because of the required holding period, our compensation committee has determined that a 10% discount should be applied to the grant date fair value when computing the number of shares to be granted for the annual restricted stock awards.

Our non-employee directors currently receive the following fees for board and committee participation:

	2013	2014
Annual restricted stock award*	$40,000	$20,000
Annual retainer	35,000	35,000
Board meeting fee	1,000	1,000
Executive Committee meeting fee	750	750
Audit Committee
Annual retainer, chairman	10,000	10,000
Annual retainer, member	3,000	3,000
Committee meeting fee	750	750
Compensation Committee
Annual retainer, chairman	6,000	6,000
Annual retainer, member	2,000	2,000
Committee meeting fee	750	750

*Approximate value

We do not compensate our employee directors for their service on the board other than reimbursement provided to all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We amended our term loan and revolving credit agreement effective September 30, 2011. As a condition to the amendment and restatement of the credit agreement, the lenders required that the company issue $3.0 million of senior subordinated notes. On September 30, 2011, we issued $2.5 million initial principal amount of senior subordinated notes to Don Early, the chairman of the board and largest stockholder of the company. The balance of the subordinated notes were issued to Gregory L. Smith, a greater than 10% stockholder of the company. Mr. Smith is not an officer or director of the company. The subordinated notes bear interest at the rate of 16% per annum, payable quarterly, 75% of which is payable in cash and 25% of which is payable-in-kind (PIK) through the issuance of additional senior subordinated PIK notes. The subordinated notes mature on September 30, 2015, are subject to prepayment at the option of the company, without penalty or premium, on or after September 30, 2014, and are subject to mandatory prepayment, without premium, upon a change of control.

The purchasers of the subordinated notes entered into a subordination agreement with U.S. Bank National Association, as agent for the lenders under the amended credit agreement, pursuant to which the payment of principal of and interest on the subordinated notes is subordinated to the payment of all obligations of the company under the credit facility. We may pay cash interest on the subordinated notes of 12% per annum unless we receive a notice from the U.S. Bank National Association that an event of default has occurred and is continuing under the amended credit agreement. Thereafter, we may not pay cash interest or other cash payments with respect to the subordinated notes. The interest thereon will continue to accrue at a default rate of 20% per annum, but the holders of the subordinated notes may not take any action against the company to enforce the payment of principal of or interest on the subordinated notes until we have either (i) paid all obligations owing to the senior lenders, or (ii) the bank has provided notice to the Company that the event of default of the senior credit agreement has been cured.

The subordinated notes (i) contain financial covenants related to Total Debt to Total Capitalization Ratio and Total Debt to EBITDA Ratio, each as defined in the subordinated notes, (ii) limit the amount of indebtedness that may be incurred by the company and designated as “Senior Indebtedness” that is senior in right of payment to the subordinated notes, and (iii) provide that upon the occurrence of an event of default on the subordinated notes the company may not declare or pay any cash dividends or distributions of cash or other property on its capital stock.

On April 18, 2006, we entered into a registration rights agreement with Mr. Early, our chairman of the board, and a private investment fund that then held approximately 12.5% of our outstanding common stock. In 2009, the private investment fund reduced its ownership of our common stock below 5% of our outstanding common stock and, as a result, its rights under the agreement were terminated.

The registration rights agreement provides that, upon written request by Mr. Early, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of common stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early, or any assignee of Mr. Early (individually, a “holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of our outstanding common stock, we will prepare and file with the SEC, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. We are required to keep the registration statement effective until the holder or holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. We have granted two demand registration rights under the agreement to Mr. Early.

The registration rights agreement also provides for certain “piggyback registration rights,” whereby any holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating holders’ registration.

We are obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by Mr. Early or his permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders. The agreement includes certain other customary provisions for a registration rights agreement, including various obligations of the company to facilitate the filing and effectiveness of the demand registrations.

We do not maintain key man life insurance on Mr. Early and have no obligation to purchase any stock from Mr. Early’s estate.

Mr. Wood, an executive officer of the company, is the 100% owner (with his spouse) of a company that owns a building that we leased in 2013 for a payday loan branch. We made rental payments to Mr. Wood’s company in 2013 for that branch equal to approximately $59,000. The lease of that branch is continuing in 2014 on similar terms.

In December 2013, we sold our automotive business to an unaffiliated limited liability company for approximately $6.0 million. The members of that limited liability company include (as minority owners) the daughter and son-in-law of Mary Lou Early, our vice chairman, (which individuals are also the sister and brother-in-law of Darrin J. Andersen, our President and Chief Executive Officer). We believe that the terms of this transaction with the related parties was negotiated at arm’s length and were no less favorable to us than terms we could have obtained from unrelated third parties.

The automotive business purchase agreement provided for the sale of certain assets primarily consisting of loans receivable, automobile inventory, fixed assets and other assets. The buyer assumed no liabilities in conjunction with the purchase of those assets, other than lease obligations for the four buy-here, pay-here locations previously leased by us. We also entered into a lease agreement with the buyer for the one location that is owned by us, with annual rental payments by buyer, as lessee of approximately $96,000. To facilitate the willingness of one landlord to enter into a new lease with the buyer, we guaranteed the rental obligations of the buyer for 12 months of the lease. The aggregate rental obligation under the lease during the guaranteed period is approximately $36,000. In conjunction with the approval of the sale of assets of the automotive business to the buyer, the Audit Committee of the Board of Directors granted a waiver of the above-referenced provision of our Code of Ethics with respect to the sale and the ancillary agreements.

The compensation committee reviews and approves all annual compensation of family members of executive officers in excess of $120,000. Pursuant to its written charter, the audit committee reviews with our independent registered accounting firm and management all material transactions involving related persons or entities, with discussion of arrangements that may involve transaction terms or other aspects that differ from those which would likely be negotiated with clearly independent parties. The compensation committee approves the salary and cash and non-cash bonuses and equity based compensation paid or awarded to John D. Kinney, our Director of Business Development. Mr. Kinney is the son-in-law of Mary Lou Early and the brother-in-law of Darrin J. Andersen. Mr. Kinney received compensation in 2013 in excess of $120,000.

CORPORATE GOVERNANCE

Board and Committee Meetings

During 2013, the board of directors met eight times. The board of directors has established an executive committee, an audit committee and a compensation committee. The independent members of the board of directors oversee our procedures regarding nominations and corporate governance. In 2013, each director attended more than 75% of the meetings of the board of directors and of the board committees on which he or she served. All of the directors and nominees attended the 2013 annual meeting of stockholders. We do not anticipate that each of the nominees for director will attend the 2014 annual meeting of stockholders, as we have moved our annual meeting of the board to July rather than in conjunction with the annual meeting of stockholders.

The following table provides membership and meeting information for each of the board committees:

	Executive Committee		Audit Committee		Compensation Committee
Don Early	x	(1)
Mary Lou Early
Richard B. Chalker	x		x	(1),(2)	x
Gerald F. Lamberti			x		x
Jack L. Sutherland	x		x	(2)	x	(1)
# of Meetings in 2013	0		4		1

(1)	Committee chairman
(2)	Audit committee financial expert

Director Independence

The board has determined that each of the members of the audit committee and the compensation committee, and each of the members of the executive committee, other than Mr. Early and Mrs. Early, is an “independent director” as defined in the Nasdaq listing standards, and that each of those directors was independent throughout 2013.

Board Leadership Structure and Role in Risk Oversight

Don Early serves as chairman of the board of directors of the company. Until August 2012, he also served as chief executive officer of the company. The role of chief executive officer of the company was assumed by Darrin J. Andersen for operational reasons, and not to achieve a desired corporate governance structure. The company does not have a lead independent director. We believe that the current leadership structure is appropriate given Mr. Early’s status as founder of the company, his extensive executive and leadership experience, the size of the company and the leadership roles served by other executive officers and directors. For example, many key board actions occur through the compensation committee or the audit committee. Normally, each committee meets with the full board so that all board members may be informed as to the decisions and deliberations of that committee. The chairmen of those respective committees lead and direct all matters relating to those committees and thus have lead responsibility for board agendas, discussions and deliberations relative to those topics. Similarly, most business and financial updates for the board are presented by our president and chief executive officer and our chief financial officer, while our chairman receives those reports with other board members. Given these historic practices, the company has not designated a lead director and does not anticipate doing so.

The board of directors is responsible for oversight of the company’s risk management practices, while management is responsible for the day-to day risk management of the company. The company faces a number of risks, including regulatory compliance and operational risks. Executive management reports directly to the board on these matters at every board meeting. Additionally, the company’s internal audit director presents annually to the audit committee (in the presence of the entire board), the internal audit plan, the results thereof, and any risk assessment projects. The company’s compliance department presents routinely to the audit committee and board of directors, providing education, updates and policies. The company also has an enterprise risk management component of the annual internal audit plan in an effort to identify and minimize risks to the organization.

Executive Committee

The executive committee was formed in December 2004 to act on behalf of the board of directors between the regularly scheduled and special meetings of the full board. The executive committee has the power and authority to act on all matters that can be brought before the full board of directors other than certain actions that are reserved to the board in the our bylaws.

Nominating Procedures

On June 15, 2004, our board adopted procedures regarding nominations and corporate governance. The policy can be found on our website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” Directors of the company meeting the independence standards set forth in the Nasdaq listing standards are charged with enforcement of the policy.

The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. While the company’s nomination and corporate governance policy does not prescribe specific diversity standards, the independent directors seek to identify nominees that have a variety of perspectives, professional experience, education and personal qualities that will result in a well-rounded board. To be considered for nomination to the board of directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	Be willing to devote sufficient time to the company’s affairs and diligently fulfill his or her responsibilities as a director;

•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

The five nominees for election at the 2014 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

The board of directors will consider nominees recommended by stockholders for the 2015 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 1, 2015, to the corporate secretary or the nominating committee, QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the board of directors. Additional submission requirements are contained in the company’s bylaws, a copy of which may be obtained from the company’s secretary at the address shown above.

Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on June 15, 2004, and currently consists of three of the independent members of the board of directors. A copy of the audit committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The board of directors has determined that two of the three members of the audit committee are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

Grant Thornton LLP has audited the financial statements of the company for 2013 and 2012. The audit committee expects to reappoint, and recommends your ratification of, Grant Thornton LLP as independent registered public accounting firm for the company for 2014. A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the company for the years ended December 31, 2013, and 2012 by our principal accounting firm, Grant Thornton LLP:

	2013	2012
Audit fees(1)	$343,000	$534,775
Audit-related fees(2)	17,850	17,850
Tax fees(3)	45,721	60,171

Total	$406,571	$612,796

(1)	The 2012 amount includes services rendered for attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 in order to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting.
(2)	Includes services rendered for the audit of certain of the company’s employee benefit plans, certain acquisition related costs and other audit-related fees.
(3)	Includes tax return preparation and other tax consulting.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence. Additionally, the audit committee approved all non-audit and tax services performed by Grant Thornton LLP in 2013 in accordance with the pre-approval policy of the audit committee described below.

In August 2004, the audit committee adopted a pre-approval policy under which audit, non-audit and tax services to be rendered by our independent public accountants are pre-approved by the audit committee. Pursuant to this policy, the audit committee pre-approves audit, non-audit and tax services to be provided by the independent registered public accounting firm, at specified dollar levels, which dollar levels are reviewed by the audit committee periodically, and no less often than annually. Any proposed services exceeding the pre-approved fee level or budgeted amount requires specific pre-approval by the audit committee. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2013, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16—Communication with Audit Committees; and

•

received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed the independence of Grant Thornton LLP with representatives of the independent registered public accounting firm.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

Richard B. Chalker, Chairman

Gerald F. Lamberti

Jack L. Sutherland

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee of the board of directors was formed on June 15, 2004, and currently consists of all three independent members of the board of directors. The compensation committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the compensation committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The compensation committee is responsible for approving the compensation of the chief executive officer and, in consultation with the chief executive officer, the compensation of the other executive officers of the company, and the non-employee members of the board of directors. The compensation committee also administers our equity and other long-term incentive plans, and as such, has approved all long-term cash incentive programs, stock option grants and restricted stock awards to non-employee directors, officers and all other employees of the company under the plan.

The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the compensation committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms of any stock compensation awards.

The compensation committee periodically evaluates our annual and long-term incentive plans, equity-related plans and certain employee benefit programs. The compensation committee administers our 2004 Plan and exercises all other rights granted to the compensation committee or the board of directors under our 2004 Plan. The compensation committee does not delegate authority to grant options or other awards, or other forms of executive or director compensation, to any other committee or person. Certain executive officers participate with the compensation committee in certain compensation-related discussions.

As discussed above under “Executive Compensation,” the compensation committee initially engaged Hay Group, a global compensation consulting firm, in 2007 to assist the compensation committee in developing an annual incentive plan. This engagement was expanded to include a general review of all elements of executive compensation, including base salary and bonus, and the possibility of a long-term incentive plan. The compensation committee re-engaged Hay Group during 2011 in connection with evaluation and development of an updated compensation structure for executives (as discussed under “Executive Compensation—Compensation of Named Executives” above).

Corporate Governance Policies

We maintain a corporate website, www.qcholdings.com. The following corporate policies of the company and our board of directors are available on our website by selecting “Governance” under the heading “Investment Center”.

•	Code of Ethics

•	Procedures Regarding Nominations and Corporate Governance

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

Our Code of Ethics applies to all employees, officers and directors, and specifically our chief executive officer and chief financial/accounting officer.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY

The audit committee of the board of directors expects to appoint, and recommends your ratification of, Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. The submission of this matter for ratification by stockholders is not legally required. The board of directors, however, believes that this submission to stockholders is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board generally or with a specific director at any time by writing to our corporate secretary at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2015 annual meeting of stockholders must be received by our corporate secretary at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, no later than January 1, 2015, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2014 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Under the company’s bylaws, for a stockholder to request properly that business be brought before the annual meeting of stockholders, the secretary of the company must receive the request from a stockholder of record entitled to vote at the meeting. Notice of matters proposed to be brought before the 2015 annual meeting of stockholders must be received on or before February 2, 2015. A copy of the company’s bylaws, which include additional conditions, may be obtained without charge from the secretary of the company at the address shown above.

ANNUAL REPORT

Our annual report on Form 10-K, which constitutes our 2013 annual report to stockholders, is included with this proxy statement. Stockholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact our corporate secretary at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to request future delivery of a single copy of annual reports and proxy statements to the shared address.

OTHER MATTERS

The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated: April 30, 2014

QC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2014

10:00 a.m.

QC Holdings, Inc.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 4, 2014.

The undersigned hereby appoints Don Early and Darrin Andersen, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of QC Holdings, Inc. of record in the name of the undersigned at the close of business on April 16, 2014, at the Annual Meeting of Stockholders of QC Holdings, Inc. to be held on June 4, 2014, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID

ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 Don Early	04 Gerald F. Lamberti	☐ Vote FOR	☐ Vote WITHHELD
	02 Mary Lou Early	05 Jack L. Sutherland	all nominees	from all nominees
	03 Richard B. Chalker		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2014.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.